Part II
Item 6. (continued)


                                  EXHIBIT 12(A)

                       CHASE PREFERRED CAPITAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------


                                                   For the Period from Inception
                                                        (September 18, 1996)
(in thousands, except ratios):                       through September 30, 1996
--------------------------------------------------------------------------------
Net income                                                    $  2,040
                                                              --------

Fixed charges:
      Advisory fees                                                  8
                                                              --------
Total fixed charges                                                  8
                                                              --------
Earnings before fixed charges                                 $  2,048
                                                              ========

Fixed charges, as above                                       $      8
                                                              ========

Ratio of earnings to fixed charges                                 256%
                                                                   ===

================================================================================